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                                                                     Exhibit 4-a

                                FMC CORPORATION

                             Officers' Certificate
                             ---------------------


     Michael J. Callahan, Executive Vice President and Chief Financial Officer, and Robert L. Day, Secretary, of FMC Corporation, a Delaware corporation (the "Company"), each hereby certify that we are duly authorized to, and do hereby, deliver this certificate to Harris Trust and Savings Bank (the "Trustee"), as Trustee under the Indenture dated as of July 1, 1996 (the "Indenture"), that attached hereto as Exhibit 1 are the resolutions duly adopted by an Offering Committee appointed by the Board of Directors of the Company establishing the Company's 7 3/4% Senior Debentures Due 2011 (the "Debentures") pursuant to
Section 2.3 of the Indenture and a form of the Debentures duly adopted by said Offering Committee and that:

     (a) Each of us has read the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Debentures and has read the definitions in the Indenture relating thereto;

     (b)  Each of us has examined the Indenture;

     (c) Each of us has, in our respective opinions, made such examination and investigation as is necessary to enable each of us, respectively, to express an informed opinion as to whether such conditions have been complied with; and

     (d) In the opinion of each of us, all such conditions have been complied with.


                           *     *     *     *     *


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Dated:  July 2, 1996

                                             FMC CORPORATION


                                             By: /s/ Michael J. Callahan
                                                ___________________________
                                                Michael J. Callahan
                                                Executive Vice President
                                                and Chief Financial
                                                Officer



                                             By: /s/ Robert L. Day
                                                ___________________________
                                                Robert L. Day
                                                Secretary




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                                                                       EXHIBIT 1


                                  RESOLUTIONS

                                       OF

                                FMC CORPORATION

                               OFFERING COMMITTEE
                               ------------------

     RESOLVED, that pursuant to the authority granted this Committee by resolutions of the Board of Directors of the Company duly adopted on August 31, 1995 and October 20, 1995, in connection with the offering and sale of up to $500,000,000 in aggregate public offering price of securities of the Company, this Committee hereby approves the issuance of $100,000,000 aggregate principal amount of the Company's debt securities which shall be designated as 7 3/4% Senior Debentures Due 2011 (the "Senior Debentures") and the sale thereof to Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Underwriters"), with the following terms and conditions:

     (a) the offering price to the public of the Senior Debentures shall be 98.927% of the principal amount thereof, plus accrued interest from July 1, 1996;

     (b) the issuance price of the Senior Debentures to the Underwriters shall be 98.177% of the principal amount thereof, plus accrued interest from July 1, 1996, and the amount of proceeds to be received by the Company from the sale of the

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Senior Debentures shall be $98,198,527.78 (assuming a closing date of July 2,
1996);
     (c) the Senior Debentures shall have no sinking fund;
     (d) the Senior Debentures shall be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of
(i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined in the form of Senior Debenture attached hereto) plus in each case accrued interest to the date of redemption;Z
     (e) the Senior Debentures shall not be convertible into any other securities of the Company;
     (f) the Senior Debentures shall bear interest at 7 3/4% per annum, payable January 1 and July 1 each year, commencing January 1, 1997, to persons in whose names the Senior Debentures are registered at the close of business on the next preceding December 15 and June 15, respectively;
     (g) the Senior Debentures shall have an initial issue date of July 2, 1996, and shall bear interest from July 1, 1996;
     (h) the Senior Debentures shall not be listed on any stock exchange;


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     (i) the Senior Debentures shall mature, and the entire principal shall be payable on July 1, 2011;
     (j) the provisions of Sections 10.1(B)(ii) and 10.1(B)(iii) of the Indenture referred to below relating to defeasance and covenant defeasance shall apply to the Senior Debentures and the provisions of Article Twelve of the Indenture shall apply to the Senior Debentures (except that holders of Senior Debentures to be redeemed shall be entitled to receive notice thereof at least 30 days and not more than 60 days prior to the date fixed for redemption);
     (k) the Senior Debentures shall be represented initially by one global debenture which shall be deposited with, or on behalf of, The Depository Trust Company (the "Depository"), such global debenture to be registered initially in the name of a nominee of the Depository, and the Senior Debentures shall be subsequently issuable in definitive form only in the circumstances described in the Indenture or the prospectus or prospectus supplement related to the Senior Debentures; and
     (l) the Senior Debentures shall be limited to $100,000,000 aggregate principal amount to be authenticated and delivered under the Indenture (except for Senior Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Debentures pursuant to Sections 2.8, 2.9, 2.11, 8.5 or 12.3 of the Indenture).

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          FURTHER RESOLVED, that the Company hereby appoints Harris Trust and
Savings Bank to act as trustee (the "Trustee") under the Indenture and that the Indenture to be dated as of July 1, 1996 between the Company and the Trustee (the "Indenture") and the form of Senior Debenture, each attached hereto, are hereby approved, each with such additions thereto, changes and insertions thereon and deletions therefrom as the officers executing such Indenture and Senior Debentures shall deem necessary, appropriate or desirable, the authority of such officers to be conclusively evidenced by their execution thereof;

          FURTHER RESOLVED, that the Underwriting Agreement among the Company and the Underwriters, a form of which is attached hereto, is hereby approved, with such additions thereto, changes and insertions thereon and deletions therefrom as the officers executing such documents shall deem necessary, appropriate or desirable, the authority of such officers to be conclusively evidenced by their execution thereof; and

          FURTHER RESOLVED, that the Company's Prospectus dated November 20, 1995 used in connection with the Senior Debentures, the Company's Preliminary Prospectus Supplement dated June 25, 1996 used in connection with the Senior Debentures and the final form of such Prospectus Supplement (so long as it is consistent with these resolutions) are hereby approved, with such additions and amendments thereto, changes and insertions thereon and deletions therefrom as the Company's officers shall deem necessary, appropriate or desirable.

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